THE DELTONA CORPORATION
                                    --------

                            NOTICE OF ANNUAL MEETING
                                  May 18, 1999
                                    --------

                                                                  April 16, 1999

To the Stockholders:

THIS IS NOTICE of the Annual Meeting of Stockholders of THE DELTONA CORPORATION. The meeting will be held at The Hilton Hotel, Director's Room, 3600 SW 36th Avenue, Ocala, Florida on May 18, 1999, at 9:30 o'clock in the morning, Eastern Standard Time. The purposes of the meeting are as follows:

1. To elect five (5) directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified.

2. To consider a proposal to appoint James Moore & Co., P.L. as the Company's auditors for the fiscal year ending December 31, 1999, subject to the discretion of the Board of Directors.

3. To transact any other business that is properly brought before the meeting, or any adjournment of the meeting.

The transfer books will not be closed. Our 1998 Form 10K (Annual Report), including audited financial statements as of December 31, 1998, accompanies this Notice of Meeting and the attached Proxy Statement. A list of all stockholders of record as of April 14, 1999, the record date for the Annual Meeting, will be available from April 20, 1999 through May 14, 1999 for any stockholder to examine at our Miami office, 999 Brickell Avenue, Suite 700, Miami, Florida, 33131 and at our headquarters in Ocala at 8014 SW 135th Street Road, Ocala, Florida 34473.

                                    By Order of the Board of Directors,

                                    /S/ Sharon J. Hummerhielm

                                    SHARON J. HUMMERHIELM
                                    Executive Vice President
                                    and Corporate Secretary



                Please fill in, date and sign the enclosed Proxy and return it promptly in the enclosed envelope.

                             THE DELTONA CORPORATION
                            8014 SW 135th Street Road
                              Ocala, Florida 34473

                                 PROXY STATEMENT

     The Proxy is solicited on behalf of the Board of Directors of The Deltona Corporation (the "Company"). The Proxy will be used at the Annual Meeting of Stockholders to be held at The Hilton Hotel, Director's Room, 3600 SW 36th Avenue, Ocala, Florida on May 18, 1999 at 9:30 in the morning, local time, and any adjournment or adjournments thereof. The Proxy Statement and accompanying Proxy will be first sent to stockholders of the Company on or about April 16, 1999.

     The Company has one class of voting securities consisting of 15,000,000 shares of Common Stock of the par value of $1 per share. On March 19, 1999, the Company had outstanding 13,544,277 shares of Common Stock (excluding 12,228 shares held in treasury). Each share of Common Stock is entitled to one vote and the holders of a majority of the issued and outstanding shares of Common Stock present in person or by proxy constitutes a quorum. Only holders of Common Stock of record at the close of business on April 14, 1999 shall be entitled to notice of and to vote at the Meeting. The vote of a plurality of the shares represented, in person or by proxy, at the Meeting is required to elect the five nominees for director and for the appointment of the independent public accountants.

     The automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting at the Meeting or any adjournment thereof. Each is tabulated separately; however, neither abstentions nor broker non-votes are counted for purposes of determining whether a proposal has been approved.

     Each Proxy executed and returned by a stockholder will be voted as directed, and may be revoked at any time before it is voted by (a) filing a written revocation with the Office of the Corporate Secretary, at 999 Brickell Avenue, Suite 700, Miami, Florida 33131; (b) executing a later-dated Proxy; or
(c) voting in person by ballot at the Meeting.

                        DIRECTORS AND EXECUTIVE OFFICERS

Directors of the Company

     The entire Board of Directors is elected annually to hold office until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The present Board of Directors is: Antony Gram (Chairman of the Board), Christel DeWilde, George W. Fischer, Rudy Gram and Thomas B. McNeill. Each of the current members of the Board has been nominated for re-election at the 1999 Annual Meeting. The accompanying form of Proxy will be voted "FOR" the election of all five nominees if no direction to the contrary is given. The Board of Directors has no reason to believe that any nominee will decline or be unable to serve as a director. If any nominee should, however, become unavailable for election for any reason, the accompanying Proxy will be voted for such other person as the Board of Directors may select or, alternatively, the Board of Directors may reduce the number of directors to be elected at the Meeting.

     The names of the nominees and certain information as of March 19, 1999 with respect to each of them is set forth below, in alphabetical order. Unless otherwise indicated, each nominee has held the position shown, or has been associated with the named employer in the executive capacity shown, for more than the past five years.

                      Principal Occupation and                        Year First
Name and Age          Other Information                         Elected Director
------------          -----------------                         ----------------

Christel DeWilde, 36  Financial Analyst for Antony Gram since               1998
(b)(d)                February 1995. Prior to joining Mr. Gram,
                      Ms. DeWilde was Chief Financial Officer
                      of the Sab Wabco Group, Brussels, Belgium from December 1992 to February 1995. From
                      May 1991 to December 1992, Ms. DeWilde was audit manager for Marcel Asselberghs & Co., member firm of Arthur Andersen & Co.

George W. Fischer, 58 Mr. Fischer is retired. From March 1980               1992
(b)(c) through December 1995 he was President of CPS Industries, Inc., a privately held company primarily engaged in owning and operating a chain of beauty salons in the Philadelphia, Pennsylvania area. From 1975 through 1995, he also served as President of H.E.C.Fischer, Inc., a closely held real estate company.

Antony Gram, 56       Chairman of the Board of Directors and                1992
(a),(c),(d), (e)      Chief Executive Officer of the Company since
                      July 13, 1994.  From June 19, 1992 through
                      April 6, 1994, Mr. Gram served as a Vice
                      Chairman of the Board of Directors of the Company. From October 2, 1998 through the present he has also served as President of the Company. For more than the past five years, Mr. Gram has served as Managing Director of Gramyco, a scaffolding company, based in Belgium.

Rudy Gram, 35         Vice President, Swan Development Corporation          1995
(c), (e)              based in St. Augustine, Florida

Thomas B.McNeill,64   Retired as Partner, Mayer, Brown & Platt;             1975
(b),(d)               Chicago, Illinois. The law firm of Mayer, Brown
                      & Platt was retained by the Company to perform legal services on the Company's behalf during 1993 through the present.

Current Committee Members & Affiliations:
            (a)         Member, Executive Committee.
            (b)         Member, Audit Committee.
            (c)         Member, Executive Compensation Committee.
            (d)         Member, Nominating Committee.
            (e)         Rudy Gram is the son of Antony Gram.

Additional Information Concerning the Board of Directors

     Currently, Messrs. Fischer, McNeill and Rudy Gram receive a fee of $1,000 per month for services as a Director of the Company and are reimbursed for travel and related costs incurred with respect to committee and board meetings. Mr. Antony Gram and Mrs. Christel DeWilde do not receive a monthly Director's fee; however, they are reimbursed for travel and related costs incurred with respect to committee and board meetings and other Company business activities.

     The Board  of Directors  has  several standing  committees:    an Executive
Committee, an Audit Committee, an Executive Compensation Committee and a Nominating Committee.
                                       2

     The Executive Committee, of which Antony Gram is Chairman, exercises certain powers of the Board of Directors during the intervals between meetings of the Board and met once during 1998.

     The Audit Committee, of which Mr. McNeill is Chairman, confers with the independent auditors of the Company and otherwise reviews the adequacy of internal controls, reviews the scope and results of the audit, assesses the accounting principles followed by the Company, and recommends the selection of the independent auditors. There were two meetings of the Audit Committee during 1998.

     The Executive Compensation Committee is chaired by Mr. Fischer, who serves on no similar committee of any other company. While the other members of the Committee, Messrs. Antony Gram and Rudy Gram, may serve together as directors of other companies, none serves as a member of any other compensation committee. The Committee reviews the methods and means by which management is compensated, studies and recommends new methods of compensation, and reviews the standards of compensation for management. In addition, the Executive Compensation Committee administers the Annual Executive Bonus Plan. No member of the Committee is eligible to participate in any of the Company's compensation and benefit plans. See "Compensation Committee Report." The Executive Compensation Committee held two meetings during 1998.

     The Nominating Committee, of which Mr. McNeill is Chairman, recommends to the Board of Directors nominees to fill additional directorships that may be created and to fill vacancies that may exist on the Board of Directors. There was one meeting of the Nominating Committee during 1998, held as part of a Board of Directors meeting. The Nominating Committee will consider nominees recommended by stockholders. Recommendations by stockholders should be submitted to the Secretary of the Company and should identify the nominee by name and provide detailed background information. Recommendations received by December 31, 1999 will be considered by the Nominating Committee for nomination at the 2000 Annual Meeting.

     During 1998, the Board of Directors held nine meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which he or she served.

Compensation Committee Interlocks and Insider Participation

     The Executive Compensation Committee (the "Committee") is comprised of Mr.Fischer, Chairman, and Messrs. Antony Gram and Rudy Gram. Mr. Antony Gram, a member of the Committee, has served as Chairman of the Board and Chief Executive Officer of the Company, and thus, as an executive officer of the Company, since July 13, 1994. Additionally, Mr. Antony Gram is deemed to be the beneficial owner of 73.23% of the Company's Common Stock since he is the beneficial owner of Yasawa Holdings, N.V.("Yasawa")(which holds 52.41% of the Common Stock of the Company as of March 19, 1999), as well as the holder of a majority equity interest in Wilbury International N.V., a Netherlands Antilles corporation ("Wilbury"), which owns all of the issued and outstanding stock of Selex
International B.V. ("Selex) (which holds 20.82% of the Common Stock of the Company as of March 19, 1999). See "Ownership of Voting Securities of the Company."

     Mr. Rudy Gram, a member of the Committee, a member of the Board of Directors and a candidate for re-election to the Board of Directors, is the son of Mr. Antony Gram. See "Ownership of Voting Securities of the Company."

     From June 19, 1992 through November 4, 1997, the Company had entered into loan agreements with Selex , Yasawa and related parties. Since December, 1992, the Company has been dependent on loans and advances from Selex, Yasawa and their affiliates in order to implement its marketing program and assist in meeting its working capital requirements.

     On November 4, 1997 at the 1997 Annual Meeting, the Company's stockholders approved an Agreement between the Company and its lenders that would substantially reduce the Company's outstanding debt obligation of $25.3 million (the "Agreement"). The Agreement, consummated effective December 30, 1997, resulted in a reduction in the Company's outstanding debt obligation through the conveyance of all remaining land inventory and obligations in the Company's St. Augustine Shores Subdivision and the issuance of approximately 6.8 million shares of Common Stock at $1.00 per share

(par value). Additionally, the lenders purchased $7.5 million in contracts receivable from the Company to generate working capital and further reduce the debt obligation. Specifically:

     1. Selex sold its remaining debt ($2,664,736), including the Empire note, to Yasawa and the Company owes no further duty or obligation to Selex, which provided the Company a release. The debt purchased by Yasawa was satisfied through Yasawa's purchase of 2,664,736 shares of Common Stock issued by the Company at a per share conversion price of One Dollar ($1.00), which is equal to par value.

     2. Swan Development Corporation ("Swan") had previously acquired $5,529,501 of the Company's debt from Selex. This $5,529,501 was satisfied through the Company's conveyance of all of the Company's remaining land inventory and obligations in its St. Augustine Shores Subdivision to Swan . The price, based upon appraised value, was adjusted to take into account the development obligations on sold lots assumed by Swan.

     3. Scafholding B.V. ("Scafholding"), an affiliate of Selex and Yasawa, purchased approximately $7.5 million in contracts receivable from the Company at seventy-five percent (75%) of face value with recourse for non- performing contracts. This sale generated approximately $5.6 million, $1,982,457 of which was used to reduce outstanding debt to Yasawa. The balance has been used by the Company to pay a portion of the delinquent real estate taxes, to implement its marketing programs, to initiate development of TimberWalk and to meet the Company's working capital requirements.

     4. A $4,144,602 portion of the Company's debt to Yasawa was satisfied through Yasawa's purchase of 4,144,602 shares of Common Stock issued by the Company at a per share conversion price of One Dollar ($1.00), which is equal to par value.

     Through Yasawa's acquisition of the 6,809,338 shares of Common Stock of the Company referenced above, Mr. Antony Gram's beneficial ownership increased from 3,109,703 shares to 9,919,041 shares (73.23% of the outstanding shares of Common Stock of the Company as of December 31, 1998).

     Prior to November 4, 1997 and independent of the Agreement outlined above, Selex and Yasawa agreed to forgive $2,050,818 in accrued interest on the Company's debt to them.

     As part of the Agreement, if the Company elects to do so, Scafholding agreed to purchase contracts receivable at 65% of face value, with recourse, to meet the Company's ongoing capital requirements. Scafholding purchased the following contracts receivables from the Company to generate working capital for the Company:

                                                         Approximate Contracts
                Date of Purchase                    Receivable Amount Purchased
                ----------------                    ---------------------------
                June 30, 1998                              $200,100
                July 15, 1998                              $115,200
                July 31, 1998                              $179,900
                August 31, 1998                            $250,400
                September 10, 1998                         $153,400
                September 29, 1998                         $497,100

     As of December 31, 1998, the Company's outstanding debt to Scafholding was $1,130,000 , secured by a first lien on the Company's receivables; the Company's outstanding debt to Yasawa was $6,670,000 secured by a second lien on the Company's receivables and a mortgage on all of the Company's property. As of December 31, 1998, loans outstanding from Yasawa and Scafholding to the Company totaled $7,800,000. The terms of repayment of this debt have been restructured to provide for monthly payments of principal in the amount of $100,000 payable monthly in cash or with contracts receivable at 100% of face value, plus interest payable monthly on the declining balance at the rate of 9.6% per annum in cash or with contracts receivable at 65% of face value. Yasawa and Scafholding did not require the Company to make interest payments for the period September 1, 1998 to December 31, 1998. As of December 31, 1998, the total amount of interest accrued is approximately $258,000. Effective January 1, 1999, Yasawa and Scafholding agreed to reduce the annual percentage rate for their existing loans to the Company from 9.6% to 6% per annum.

     From October 9, 1998 through the present, Swan has advanced the Company funds to meet its working capital requirements. The Company's outstanding debt to Swan, which is secured by a third lien on the Company's receivables, was
$765,000  and   $5,690,000   as  of  December  31,  1998  and  March  26,  1999,
respectively. The Company signed a promissory note to Swan in March 1999 which provides that funds advanced by Swan will be paid back by the Company monthly in contracts receivables at 90% of face value, with recourse. There will be no interest for the first six months after an advance of money is received from Swan by the Company; thereafter the interest shall be 6% per annum on the outstanding balance of the advance. The amount of each monthly payment will vary and will be dependent upon the amount of contracts receivable in the Company's portfolio, excluding contracts receivable held as collateral for prior receivable sales. Pursuant to the terms of the promissory note, the Company is required to transfer to Swan monthly as debt repayment all current contracts receivable in the Company's portfolio in excess of the aggregate sum of $500,000. Funds advanced by Swan were used by the Company to pay approximately $2,567,000 in outstanding real estate taxes for unsold properties with the balance to meet the Company's working capital requirements.

     During 1998, the Company transferred 14 lots and 4 tracts of land to Swan. In return, Swan built an office complex on part of the land for use by the Company for a period of 54 months, renewable thereafter. The Company valued the land transferred at approximately $440,000 and recorded the net present value of the use of the office complex of approximately $375,000 as prepaid rent. The difference between the net present value of the rent and the cost of the land of approximately $290,000 is recorded as deferred profit at December 31, 1998.

     The Company has an agreement with Scafholding and Citony Development Corporation for the servicing of their receivable portfolios. During 1998, the Company received approximately $82,000 in revenue pursuant to these agreements.

Executive Officers of the Company

     The table below sets forth the executive officers of the Company as of March 19, 1999 (officers, not assistant officers, compensated in excess of $40,000 in 1998 and the Chairman of the Board), their ages and their principal occupations during the past five years. Each has been appointed to serve in the capacities indicated until their successors are appointed and qualified, subject to their earlier resignation or removal by the Board of Directors.

                                        Principal Occupation
       Name and Age                  During the Past Five Years
       ------------                  --------------------------

Antony Gram, 56.......... Chairman of the Board of Directors and Chief Executive
                          Officer of the Company since July 13, 1994. From June 19, 1992 through April 6, 1994, Mr. Gram served as Vice Chairman of the Board of Directors of the Company. Since October 2, 1998, Mr. Gram has also served as President of the Company. For more than the past five years, Mr. Gram has served as Managing Director of Gramyco, a scaffolding company based in Belgium.

Sharon J.Hummerhielm,49.. Mrs. Hummerhielm, who  joined  the  Company  in March,
                          1975. She was appointed Executive Vice President and Corporate Secretary on October 2, 1998 after having served as Vice President-Administration and Corporate Secretary since May 1995. Prior thereto, she served as Vice President-Administration (January 1993 through May 22,1995)and Vice President-Regulatory and Customer Affairs (January, 1987 - December, 1992).

Donald O. McNelley,54.... Mr. McNelley, has been Treasurer of the  Company since since May 23, 1995. He originally joined the Company in 1971 and was Senior Vice President and Chief Financial Officer from January 1988 - August 1990. He temporarily left the Company's employ in August 1990 to become Senior Vice President of James Cable Partners LP("James"). He left James in August 1991 and was self employed until he rejoined the Company in May 1994.

                             EXECUTIVE COMPENSATION

     Due to the Company's liquidity situation, Antony Gram has served as Chairman of the Board and Chief Executive Officer of the Company since July 13, 1994 without compensation. Likewise, since October 2, 1998 he has serves as President of the Company without compensation. The Securities and Exchange Commission's rules on executive compensation disclosure require, however, that the Summary Compensation Table which appears below, depict the compensation for the past three years of the Company's chief executive officer and its four most highly compensated executive officers whose annual salary and bonuses exceed $100,000. No current officer of the Company was paid in excess of $100,000 in salary during the year ending December 31, 1998. The table set forth below, discloses the annual compensation paid to Antony Gram (Chairman of the Board, Chief Executive Officer and President), Earle D. Cortright (former President and Chief Operating Officer) and David M. Harden (former Senior Vice President) for the three years ended December 31, 1998.

Summary Compensation Table

                          Annual                           Long Term
                          Compensation                     Compensation
                          -------------------------------------------------------------------------------
                                                           Awards                           Payouts
                                                           ------------------------         -------------
Name and         Fiscal   Salary      Bonus  Other Annual  SARs/Restricted  Stock   LTIP    All Other
Principal        Year      ($)         ($)   Compensation   Stock Awards    Options Payouts Compensation
Position                                     (a)                                  (#)       ($)
---------------------------------------------------------------------------------------------------------
Antony Gram,     1998      --          --        --           --              --     --           --
Chairman of the  1997      --          --        --           --              --     --           --
Board, President 1996      --          --        --           --              --     --           --
& CEO

E.Cortright,Jr.  1998     $150,000     --        --           --              --     --      $200,000(b)
Former President 1997     $200,000     --        --           --              --     --           --
& COO(resigned   1996     $200,000     --        --           --              --     --           --
effec. 10/1/98)

David M. Harden, 1998     $ 67,500     --        --           --              --     --       $36,488(c)
Former Sr.V.P.   1997     $ 90,000     --        --           --              --     --           --
(resigned effec. 1996     $ 90,000     --        --           --              --     --           --
10/1/98)

     -------

(a) In accordance with the rules of the Commission, amounts totaling less than the lower of $50,000 or 10% of the total annual salary and bonus have been omitted.

(b) Mr. Cortright resigned as President and Chief Operating Officer of the Company effective October 1, 1998. The salary shown above for 1998 is that portion earned between January 1 and October 1, 1998. Mr. Cortright received the sum of $400,000 as
            compensation   for  termination  of  his  Employment   Agreement:
            $200,000 of which was paid in October 1998 and the remaining $200,000, which was paid in January 1999.

(c) On September 29, 1998, David M. Harden and the Company agreed to terms for his resignation as Senior Vice President - Marketing Administration of the Company effective October 1, 1998. Mr. Harden will receive the sum of $114,963 as compensation for termination of his Employment Agreement: $20,663.00, which was paid on October 1, 1998 and the balance payable in semi-monthly installments of $4,100 on the 1st and 15th of each month until paid for in full. In addition, in February 1999, Mr. Harden received reimbursement for the actual costs paid by him for closing on the sale of his Miami residence, $16,000, and is entitled to receive reimbursement for the actual costs paid by him for closing on the sale of an alternative home (not to exceed the sum of $14,000).

Employment Contracts

     One executive officer, Mrs. Hummerhielm, is employed pursuant to an employment agreement which provides that if her employment is terminated due to death, payment of compensation to their beneficiary continues for six months and, if employment is otherwise terminated by the Company without cause (defined as gross misconduct), she is entitled to receive one year's compensation, payable in twenty-four equal semi-monthly installments. For purposes of this agreement, compensation includes salary, car allowances, vacation pay, fringe benefits, benefit plans, perquisites and other like items.

     On September 29, 1998, Earle D.Cortright,Jr. and the Company agreed to terms for his resignation as President of the Company effective October 1, 1998. Mr. Cortright received the sum of $400,000 as compensation for termination of his Employment Agreement: $200,000 of which was paid in October 1998 and the remaining $200,000 paid in January 1999.

     On September 29, 1998, David M. Harden and the Company agreed to terms for his resignation as Senior Vice President - Marketing Administration of the Company effective October 1, 1998. Mr. Harden will receive the sum of $114,963 as compensation for termination of his Employment Agreement: $20,663.00, which was paid on October 1, 1998 and the balance payable in semi-monthly installments of $4,100 on the 1st and 15th of each month until paid for in full. In addition, in February 1999, Mr. Harden received reimbursement for the actual costs paid by him for closing on the sale of his Miami residence, $16,000, and is entitled to receive reimbursement for the actual costs paid by him for closing on the sale of an alternative home (not to exceed the sum of $14,000).


                          COMPENSATION COMMITTEE REPORT

Compensation Philosophy

     It is the goal of the Company and this Committee to align all compensation, including executive compensation, with business objectives and both individual and corporate performance, while simultaneously attracting and retaining employees who contribute to the long-term success of the Company. The Company attempts, within its resources, to pay competitively and for performance and management initiative, while striving for fairness in the administration of its compensation program.

Executive Compensation Program

     It has long been the policy of the Company to encourage and enable employees upon whom it principally depends to acquire a personal proprietary interest in the Company. In prior years, the total executive compensation program of the Company consisted of both cash and equity based compensation and was comprised of three key elements: salary, an annual bonus and a long term incentive plan that provides for both incentive awards and stock options. With the exception of one stock option granted in 1993, no awards were made under the 1987 Stock Incentive Plan (the "Stock Plan") other than the initial awards which were fully earned at the end of 1989. On December 31, 1996, the Stock Plan terminated pursuant to its terms. Although the Annual Executive Bonus Plan (the "Bonus Plan") is still in effect, due to the financial performance of the Company during the past seven years, and the fact that the Company has undergone two changes in control since January 1, 1990, no awards were made under the Bonus Plan since 1990.

     Salary
     ------

     Salaries paid to executive officers (other than the Chief Executive Officer and President) are based upon the recommendations of the President, derived from his subjective assessment of the nature of the position, competitive salaries and the contribution, experience and Company tenure of the executive officer. The President reviews all salary recommendations with the Committee, which is responsible for approving or disapproving such recommendations. Salaries paid to the Chief Executive Officer (if any) and President are determined by the Committee, subject to ratification by the Board of Directors and are based upon the Committee's subjective evaluation of contributions to the Company, performance and salaries paid by competitors to their Chief Executive Officer and President. Since January 1995, Mrs. Hummerhielm and Mr. McNelley were granted salary increases.

     Annual Incentive Program
     ------------------------

     Although business exigencies and the Company's liquidity situation have required the Company to temporarily suspend the granting of awards under the Bonus Plan, and to award bonuses only in certain limited instances where the bonus directly relates to the accomplishment of certain specified corporate and financial objectives, it is the intention of the Committee that an executive's annual compensation consist of a base salary and an annual bonus under the Bonus Plan. All
                                        7

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executive  officers of the Company  (except those who are otherwise  entitled to receive additional compensation) and all managerial employees who meet certain eligibility criteria determined by their level of responsibility, are eligible to participate in the Bonus Plan. The Bonus Plan provides for executives to earn bonuses of up to 150% of the base bonus for which they are eligible (which ranges from 10% to 100% of annual salary, depending upon their position and anticipated contribution to the Company). Such bonuses are earned based upon the success of the Company, or of the subsidiary or division for which the individual is responsible, in achieving its debt-to-equity and/or net income goals. Typically, under the Bonus Plan, awards are determined in advance of a fiscal year, at which time the net income and/or debt-to-equity goals for the year are also established. Thereafter, at the conclusion of the year, the awards are adjusted up or down and paid, based upon the achievements of the specified objectives and individual job performance. The Bonus Plan provides for the determination and payment of bonuses thereunder in the event of the termination of employment of a participant following a change of control of the Company. No bonuses were awarded, earned by, or paid to, any executive officer of the Company under the Bonus Plan during or in respect to 1998.

     Long Term Incentive Program
     ---------------------------

     Presently,there are no long-term cash and equity incentives provided through any Stock Plan. The previous Stock Plan terminated, pursuant to its terms, on December 31, 1996. Under the prior Stock Plan, incentive shares were awarded to those executive officers and other key employees who, in the opinion of the Committee, were in positions which enabled them to make significant contributions to the long-term performance and growth of the Company. The extent to which incentive share awards were earned was determined at the end of the three-year award cycle, based upon the achievement of a net income goal set forth in the three-year business plan adopted by the Board of Directors of the Company prior to or during the first year of the cycle.

     Chief Executive Officer Compensation
     ------------------------------------

     Since July 13, 1994, Antony Gram has served as Chairman of the Board and Chief Executive Officer of the Company. In October 1998, he also was appointed to the position of President. As Chairman and Chief Executive Officer, Mr. Gram has been given the responsibility of resolving the financial and legal difficulties facing the Company and developing an alternative business plan to enable the Company to continue as a going concern. During the process of resolving such difficulties and developing such plan, Mr. Gram has agreed to serve without compensation, with the understanding that all ordinary, necessary and reasonable expenses incurred by him in the performance of his duties, including travel and temporary living expenses, will be reimbursed by the Company and with the further understanding that the Committee and the Board will thereafter consider establishing an appropriate salary to be paid him for his services.

     Compliance With Internal Revenue Code Section 162(m)
     ----------------------------------------------------

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the corporation's Chief Executive Officer and four other mostly highly compensated executives officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The compensation currently paid to the Company's Chief Executive Officer and highly compensated executive officers does not approach the $1,000,000 threshold, and the Company does not anticipate approaching such threshold in the foreseeable future. Nevertheless, the Company intends to take the necessary action to comply with the Code limitations.

     Future Compensation Trends
     --------------------------

     The Committee anticipates undertaking a review of all compensation programs and policies of the Company, and making appropriate modifications and revisions, in conjunction with the Company's development of future business plans.




                        Executive Compensation Committee
                             George W. Fischer, Chairman
                             Antony Gram
                             Rudy Gram

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                  OWNERSHIP OF VOTING SECURITIES OF THE COMPANY

     Based upon information furnished to the Company or contained in filings made with the Commission, the Company believes that the only persons who beneficially own more than five percent (5%) of the shares of the Common Stock of the Company are Yasawa (52.41%), Selex (20.82%) and Antony Gram, through his holdings in Selex and Yasawa (73.23%).

     All of the issued and outstanding stock of Selex, Gerrit van den Veenstraat 70, Amsterdam, The Netherlands, is owned by Wilbury a majority of which is, in turn, owned by Antony Gram. Antony Gram, Chairman of the Board of Directors and Chief Executive Officer of the Company, as the largest shareholder of Wilbury, holding a majority equity interest in that corporation, is treated as the beneficial owner of all of the Company's Common Stock held by Selex. In addition, Mr. Gram beneficially owns Yasawa. Since Yasawa is the direct owner of 7,098,975 shares of the Common Stock of the Company, Mr. Gram is deemed to be the beneficial owner of an aggregate of 9,919,041 shares of Common Stock of the Company (73.23%).

     The following table sets forth information, as of March 19, 1999, concerning the beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table (the "Summary Compensation Table") and by all directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose.

                                       Amount and Nature            Percent
                                       of Beneficial Ownership(a)   of Class
                                       --------------------------   --------

Current Directors and/or Nominees:
            George W. Fischer..........    35,000 - Direct            *
            Antony Gram ............... 9,919,041 - Indirect        73.23%
            Rudy Gram..................    91,000 - Direct            *
            Thomas B. McNeill .........       200 - Direct            *
            Christel DeWilde...........       -0-                     *

Executive Officers named in Summary Compensation Table:
            Antony Gram................ 9,919,041 - Indirect        73.23%

All executive officers and directors
as a group, consisting of 7 persons
(including those listed above).........10,045,441                   74.17%

-------------------
            *           Represents holdings of less than 1%.
            (a) Except for Antony Gram, who beneficially owns 73.23% of the Common Stock of the Company, no current director, nominee or executive officer beneficially owns more than 1% of the Company's outstanding shares.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     The Securities Exchange Act of 1934 requires the Company's directors, its executive officers and any persons holding more than ten percent of the Company's Common Stock to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Commission. Under the
Section 16(a) rules, the Company is required to disclose in this Proxy Statement any failure to file such required reports by their prescribed due dates.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements were satisfied.

                                PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock, with the cumulative total return of companies on the Media General Financial Services Composite Index and the Media General Peer Group (real estate subdividers and developers) Index.

                  COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG

         THE DELTONA CORPORATION, MG COMPOSITE INDEX AND MG GROUP INDEX



                               [GRAPHIC OMITTED]


            ASSUMES $100 INVESTED ON JANUARY 1, 1994; THE COMPANY'S
     STOCK CEASED TRADING 4/6/94 ON NEW YORK AND PACIFIC STOCK EXCHANGES.



                             APPOINTMENT OF AUDITORS

     The Board of Directors recommends that the stockholders appoint James Moore & Co., P.L. as auditors of the financial statements of the Company for the fiscal year ending December 31, 1999, subject to the discretion of the Board. If the stockholders do not vote for such appointment, the Board of Directors will reconsider the appointment of such auditors. If James Moore & Co., P.L. are unable to serve, or the Board, in its discretion, determines that it is in the best interest of the Company that such accountants do not serve as auditors of the financial statements of the Company, the Board shall appoint other auditors to replace James Moore & Co., P.L.

     Representatives of James Moore & Co., P.L. will attend the meeting and will be given the opportunity to make a statement at the meeting if they desire to do so. Such representatives will be available during appropriate portions of the meeting to respond orally to appropriate questions.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the only business which the management expects to be presented at the meeting is that set forth above. If any other matters are properly brought before the meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

     The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by officers, directors and certain employees of the Company who will not be specially compensated for such solicitation.

                            PROPOSALS OF STOCKHOLDERS

            Proposals of stockholders intended to be presented at the next Annual Meeting should be received by The Deltona Corporation, 8014 SW 135th Street Road, Ocala, FL 34473, no later than December 31, 1999, in order to be considered for inclusion in the Company's 2000 Annual Meeting Proxy Statement.

                                    By Order of the Board of Directors


                                    /s/ Sharon J. Hummerhielm

                                    SHARON J. HUMMERHIELM
                                    Executive Vice President &
                                    Corporate Secretary


April 16, 1999



                          Please mark, sign and return
                          the enclosed Proxy promptly.

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